EXHIBIT 2.7

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (the “Plan”) is adopted as of  December  28 , 2010, by and between PhotoMedex, Inc., a Delaware corporation (“PhotoMedex Delaware”), and PhotoMedex, Inc., a Nevada corporation and a wholly owned subsidiary of PhotoMedex Delaware (“PhotoMedex Nevada”).

 WHEREAS, PhotoMedex Delaware is a corporation duly organized and existing under the laws of the State of Delaware;

WHEREAS, PhotoMedex Nevada is a corporation duly organized and existing under the laws of the State of Nevada;

WHEREAS, on the date hereof, PhotoMedex Delaware has authority to issue Thirty-Five Million (35,000,000) shares of capital stock consisting of 35,000,000) shares of common stock, $.01 par value per share (“Delaware Common Stock”), of which 2,821,685 shares are issued and outstanding;

WHEREAS, on the date hereof, PhotoMedex Nevada has authority to issue Thirty-Five Million (35,000,000) shares of capital stock consisting of shares of common stock, $.01 par value per share (“Nevada Common Stock”);

WHEREAS, on the date hereof, Ten shares of Nevada Common Stock are issued and outstanding and are owned by PhotoMedex Delaware;

WHEREAS, the respective boards of directors of PhotoMedex Nevada and PhotoMedex Delaware have determined that, for the purpose of effecting the reincorporation of PhotoMedex Delaware in the State of Nevada, it is advisable and in the best interests of such corporations and their respective stockholders that PhotoMedex Delaware merge with and into PhotoMedex Nevada upon the terms and conditions herein provided;

WHEREAS, the respective boards of directors of PhotoMedex Nevada and PhotoMedex Delaware have approved this Plan; and

WHEREAS, the respective stockholders of PhotoMedex Nevada and PhotoMedex Delaware have approved this Plan.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, PhotoMedex Delaware and PhotoMedex Nevada hereby agree to merge as follows:

1. Merger. Subject to the terms and conditions hereinafter set forth, PhotoMedex Delaware shall be merged with and into PhotoMedex Nevada, with PhotoMedex Nevada to be the surviving corporation in the merger (the “Merger”). The Merger shall be effective on the later of the date and time (the “Effective Time”) that a properly executed certificate of merger consistent with the terms of this Plan and Section 252 of the Delaware General Corporation Law (the “DGCL”) is filed with the Secretary of State of Delaware or articles of merger are filed with the Secretary of the State of Nevada as required by Section 92A.200 of the Nevada Revised Statutes (the “NRS”).

2. Principal Office of PhotoMedex Nevada. The address of the principal office of PhotoMedex Nevada is 147 Keystone Drive, Montgomeryville, Pennsylvania 18936.

3. Corporate Documents. The Articles of Incorporation of PhotoMedex Nevada, as in effect immediately prior to the Effective Time, shall continue to be the Articles of Incorporation of PhotoMedex Nevada as the surviving corporation without change or amendment until further amended in accordance with the provisions thereof and applicable law. The Bylaws of PhotoMedex Nevada, as in effect immediately prior to the Effective Time, shall continue to be the Bylaws of PhotoMedex Nevada as the surviving corporation without change or amendment until further amended in accordance with the provisions thereof and applicable law.

4. Directors and Officers. The directors and officers of PhotoMedex Delaware at the Effective Time shall be and become directors and officers, holding the same titles and positions, of PhotoMedex Nevada at the Effective Time, and after the Effective Time shall serve in accordance with the Bylaws of PhotoMedex Nevada.

5. Succession. At the Effective Time, PhotoMedex Nevada shall succeed to PhotoMedex Delaware in the manner of and as more fully set forth in Section 259 of the DGCL and in Section 92A.250 of the NRS.

6. Further Assurances. From time to time, as and when required by PhotoMedex Nevada or by its successors and assigns, there shall be executed and delivered on behalf of PhotoMedex Delaware such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other action, as shall be appropriate or necessary in order to vest or perfect in or to confer of record or otherwise in PhotoMedex Nevada the title to and possession of all the interests, assets, rights, privileges, immunities, powers, franchises and authority of PhotoMedex Delaware, and otherwise to carry out the purposes and intent of this Plan, and the officers and directors of PhotoMedex Nevada are fully authorized in the name and on behalf of PhotoMedex Delaware or otherwise to take any and all such actions and to execute and deliver any and all such deeds and other instruments.

7. Common Stock of PhotoMedex Delaware. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of Delaware Common Stock outstanding immediately prior thereto shall be changed and converted automatically into one fully paid and nonassessable share of Nevada Common Stock.

8. Stock Certificates. At and after the Effective Time, all of the outstanding certificates which prior to that time represented shares of Delaware Common Stock shall be deemed for all purposes to evidence ownership of and to represent shares of Nevada Common Stock into which the shares of the Delaware Common Stock represented by such certificates have been converted as herein provided. The registered owner on the books and records of PhotoMedex Delaware or its transfer agent of any such outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to PhotoMedex Nevada or its transfer agent, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the shares of Delaware Common Stock evidenced by such outstanding certificate as above provided.

9. Options; Warrants. Each option, warrant or other right to purchase shares of Delaware Common Stock, which are outstanding at the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become an option, warrant or right to purchase one share of Nevada Common Stock at an exercise or purchase price per share equal to the exercise or purchase price applicable to the option, warrant or other right to purchase Delaware Common Stock.

10. Common Stock of PhotoMedex Nevada. At the Effective Time, the previously outstanding Ten shares of Nevada Common Stock registered in the name of PhotoMedex Delaware shall, by reason of the Merger, be reacquired by PhotoMedex Nevada, shall be retired and shall resume the status of authorized and unissued shares of Nevada Common Stock, and no shares of Nevada Common Stock or other securities of PhotoMedex Nevada shall be issued in respect thereof.

11. Amendment. The Boards of Directors of PhotoMedex Delaware and PhotoMedex Nevada may amend this Plan at any time prior to the Merger, provided that an amendment made subsequent to the adoption of the Plan by the sole stockholder of PhotoMedex Nevada or the stockholders of PhotoMedex Delaware shall not (i) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for the Delaware Common Stock, (ii) alter or change any term of the articles of incorporation of PhotoMedex Nevada, as the surviving corporation to the Merger, or (iii) alter or change any of the terms and conditions of the Plan if such alteration or change would adversely affect the holders of Delaware Common Stock.

12. Abandonment. At any time before the Effective Time, this Plan may be terminated and the Merger contemplated hereby may be abandoned by the Board of Directors of either PhotoMedex Delaware or PhotoMedex Nevada or both, notwithstanding approval of this Plan by the sole stockholder of PhotoMedex Nevada or the stockholders of PhotoMedex Nevada, or both.

13. Rights and Duties of PhotoMedex Nevada. At the Effective Time and for all purposes the separate existence of PhotoMedex Delaware shall cease and shall be merged with and into PhotoMedex Nevada which, as the surviving corporation, shall thereupon and thereafter possess all the rights, privileges, immunities, licenses and franchises (whether of a public or private nature) of PhotoMedex Delaware; and all property (real, personal and mixed), all debts due on whatever account, all choses in action, and all and every other interest of or belonging to or due to PhotoMedex Delaware shall continue and be taken and deemed to be transferred to and vested in PhotoMedex Nevada without further act or deed; and the title to any real estate, or any interest therein, vested in PhotoMedex Delaware shall not revert or be in any way impaired by reason of such Merger; and PhotoMedex Nevada shall thenceforth be responsible and liable for all the liabilities and obligations of PhotoMedex Delaware; and, to the extent permitted by law, any claim existing, or action or proceeding pending, by or against PhotoMedex Delaware may be prosecuted as if the Merger had not taken place, or PhotoMedex Nevada may be substituted in the place of such corporation. Neither the rights of creditors nor any liens upon the property of PhotoMedex Delaware shall be impaired by the Merger. If at any time PhotoMedex Nevada shall consider or be advised that any further assignment or assurances in law or any other actions are necessary or desirable to vest the title of any property or rights of PhotoMedex Delaware in PhotoMedex Nevada according to the terms hereof, the officers and directors of PhotoMedex Nevada are empowered to execute and make all such proper assignments and assurances and do any and all other things necessary or proper to vest title to such property or other rights in PhotoMedex Nevada, and otherwise to carry out the purposes of this Plan.

14. Consent to Service of Process. PhotoMedex Nevada hereby agrees that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of PhotoMedex Delaware, as well as for enforcement of any obligation of PhotoMedex Nevada arising from the Merger. PhotoMedex Nevada hereby irrevocably appoints the Secretary of State of the State of Delaware and the successors of such officer its attorney in fact in the State of Delaware upon whom may be served any notice, process or pleading in any action or proceeding against it to enforce against PhotoMedex Nevada any obligation of PhotoMedex Delaware. In the event of such service upon the Secretary of State of the State of Delaware or the successors of such officer, such service shall be mailed to the principal office of PhotoMedex Nevada at 147 Keystone Drive, Montgomeryville, Pennsylvania 18936.

Signature Page Follows

IN WITNESS WHEREOF, this Agreement and Plan of Merger, having first been duly approved by resolution of the Boards of Directors of PhotoMedex Delaware and PhotoMedex Nevada, has been executed on behalf of each of said two corporations by their respective duly authorized officers.

PHOTOMEDEX, INC. a Delaware corporation

By:	/s/ Dennis M. McGrath
Dennis M. McGrath
Chief Executive Officer

PHOTOMEDEX, INC. a Nevada corporation

By:	/s/ Dennis M. McGrath
Dennis M. McGrath
Chief Executive Officer